Exhibit 10.16

Frederick M. Strader
President and Chief Executive Officer

December 30, 2004

Mr. Michael Boden

3822 Heaps School Road

Pylesville, MD  21132

Dear Mike:

It is with great pleasure that I am extending to you an offer for the position of Executive Vice President — Programs at a bi-weekly base salary of $8,656.00 or annualized at $225,056.00.  In addition, your MIP TICA percentage will be increased to 45%.  You will receive an automobile allowance of ten thousand dollars ($10,000) per annum payable in accordance with our normal payroll practices.

The Board of Directors and I look forward to the contributions you will make in your new position.

If this offer is acceptable to you, please sign below and return to me.

Sincerely,	Acceptance:

/s/ Frederick M. Strader	/s/ Michael Boden

P.O. Box 126

Hunt Valley, Maryland 21030-0126

(410) 628-6600

Fax: (410) 628-3644

mailto:Strader@aaicorp.com